MEDIA CONTACT:
Sally McElwreath - (816) 467-3596
Media Relations - (816) 467-3000

INVESTOR CONTACTS:
Dale Wolf - (816) 467-3536
Ellen Fairchild - (816) 467-3506



                UTILICORP ANNOUNCES HIGHER THIRD QUARTER RESULTS;
             ANTICIPATES FOURTH QUARTER CHARGE FOR ASSET IMPAIRMENT


     KANSAS CITY, MO, October 25, 1995 -- UtiliCorp United (NYSE:UCU) today announced that earnings available for common shares for the third quarter were 18 percent higher than in 1994, with revenues growing 8 percent in the quarter to $342 million. The company also announced that it expects to record an after-tax charge of approximately $19 million in the fourth quarter of 1995 reflecting the impairment of certain non-regulated assets.

     UtiliCorp is in the process of evaluating the carrying value of certain long-lived assets based on the requirements of Statement of Financial Accounting Standards (SFAS) 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In the fourth quarter of 1995 the company plans to undertake early adoption of SFAS 121, which standardizes when and how long-lived assets are reviewed for possible impairment. The anticipated non-cash charge relates to assets at three UtiliCorp subsidiaries -- an independent power project, various gas gathering systems, and gas processing facilities.

     Richard C. Green, Jr., UtiliCorp chairman and president, said that the charge will not affect the company's cash flows, and given current market conditions it reflects all the asset impairments identified following a company-wide review. Green said UtiliCorp's other assets continue to include many which are believed to have fair values that are greater than their carrying values.

     For the three months ended September 30, 1995, UtiliCorp's earnings available for common shares were $16.5 million, 18 percent higher than the $14.0 million earned in the


                                    --more--

UtiliCorp Page Two
Continued



1994 quarter. Primary earnings per average common share were up 16 percent, $.36 compared to $.31 a year earlier. Income from operations was $59.6 million compared to $48.4 million. Revenues were $342 million versus $315 million in the 1994 quarter. The improved third quarter results are primarily due to hotter weather in July and August, which increased electric sales volumes to residential and small commercial customers.

     For the twelve months ended September 30, 1995, UtiliCorp's earnings were $88.4 million, compared to $89.8 million during the same period a year earlier. Primary earnings per average common share were $1.96 versus $2.07. Income from operations was $244.7 million versus $156.9 million a year earlier. Revenues for the 12 months were $1.52 billion compared to $1.56 billion. Results were lower than in the prior year's period due to higher interest and operating expenses.

     "Our operations and market positions remain strong," said Green. "However, excluding SFAS 121, continuing higher expenses due to additional borrowings primarily related to recent acquisition opportunities, and the launch of our EnergyOne-SM- brand and infrastructure costs means that our current outlook for 1995 -- while still a growth year -- will not reach the 4 to 6 percent earnings growth target I set at the beginning of the year."

     During 1995 UtiliCorp has taken major steps toward carrying out its long-term growth strategy. Green pointed to the company's recently acquired ownership interest in United Energy, an Australian electric distribution company, its partnership with Novell, Inc. to develop smart networking technology, and recent marketing successes resulting from its investments in its EnergyOne-SM- brand as examples of the strategic moves that will play a role in securing UtiliCorp's place in the evolving global energy marketplace.

     Based in Kansas City, UtiliCorp United is an international electric and gas company with total assets of $3.4 billion. The company has energy customers and operations in 45 states across the U.S. and in Canada, Great Britain, New Zealand, Australia and Jamaica. Earlier this year it launched EnergyOne-SM-, the first nationally branded line of products and services for


                                    --more--

UtiliCorp Page Three
Continued


electric and gas utility customers. UtiliCorp has grown rapidly over the past decade through utility mergers and acquisitions and by starting non-regulated energy related businesses.


                                      -30-



                                     -more-

UtiliCorp Page Four
Continued



                              UTILICORP UNITED INC.
                   Condensed Consolidated Statement of Income
                                   (Unaudited)
                      In millions, except per share amounts


----------------------------------------------------------------------------------------------------------------------------------
                                                 3 Months Ended               9 Months Ended                 12 Months Ended
                                                    Sept. 30,                    Sept. 30,                      Sept. 30,
                                               1995           1994          1995           1994           1995              1994
--------------------------------------------------------------------------------------------------------------------------------
Revenues                                    $  341.5        $ 315.1      $ 1,133.7      $ 1,124.0      $ 1,524.3       $ 1,555.3
Expenses                                       281.9          266.7          952.7          957.3        1,279.6         1,398.4(a)
--------------------------------------------------------------------------------------------------------------------------------
Income From Operations                          59.6           48.4          181.0          166.7          244.7           156.9
Interest Charges and Other                      29.9           25.6           87.1           69.6          104.3            36.9(b)
--------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                      29.7           22.8           93.9           97.1          140.4           120.0
Income Taxes                                    12.7            8.3           37.5           36.3           50.4            25.9
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                      17.0           14.5           56.4           60.8           90.0            94.1
Preference Dividends                              .5             .5            1.5            2.9            1.6             4.3
--------------------------------------------------------------------------------------------------------------------------------
Earnings Available for Common Shares         $  16.5        $  14.0        $  54.9        $  57.9        $  88.4         $  89.8
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Weighted Average Common Shares
  Outstanding:
   Primary                                     45.17          44.82          44.93          43.83          45.16           43.36
   Fully Diluted                               45.52          45.37          45.35          44.39          45.60           45.31
Earnings Per Common Share:
   Primary                                     $ .36          $ .31          $1.22          $1.32          $1.96           $2.07
   Fully Diluted                               $ .36          $ .31          $1.22          $1.31          $1.94           $2.04
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


(a)  Includes restructuring charge of $69.8 million in December 1993.

(b)  Includes gain on sale of subsidiary stock of $47.8 million in October 1993.